EXHIBIT 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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                           AMERICAN ECOLOGY ANNOUNCES
                       $0.15 PER SHARE QUARTERLY DIVIDEND

              THIRD QUARTER RESULTS TO BE RELEASED OCTOBER 18, 2005

     BOISE, IDAHO, OCTOBER 3, 2005 - American Ecology Corporation [NASDAQ:ECOL] today announced that shareholders of record October 3, 2005 will receive a $0.15 per common share dividend paid on October 15, 2005.

     The Company paid a $0.15 per share dividend in July 2005, and a $0.25 per share dividend in October 2004. The Company presently intends that shareholders of record on January 2, 2006 will also receive a $0.15 per share dividend.

     On September 30, 2005 the Company reported approximately 17,636,000 common shares outstanding. The Company estimates that approximately $2.6 million in cash will be paid out for the declared quarterly dividend. At June 30, 2005 the Company reported $13.1 million in cash and short-term investments on hand. On August 2, 2005 the Company reported that it had received $11.8 million in litigation settlement proceeds.

THIRD QUARTER RESULTS

     The Company will announce financial results for the quarter ending September 30, 2005 after the stock market closes on Tuesday, October 18, 2005. Management will host an investor conference call on Wednesday, October 19, 2005 at 10 a.m. mountain time to discuss the financial results for the quarter and
the dividend.   Chief Executive Officer Stephen Romano, Chief Financial Officer
James Baumgardner, Vice President of Sales and Marketing Steve Welling, and Controller Michael Gilberg will also discuss operations and answer questions during the call. Interested parties may send questions in advance to info@americanecology.com, or by facsimile to (208) 331-7900. Questions will
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also be invited during the call following management presentations. To join the call, dial (877) 331-8343.  Participants will be asked to provide their name and
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affiliation.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and


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chemical manufacturing facilities. Headquartered in Boise, Idaho, American
Ecology is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on management's current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will successfully implement its growth plan or declare or pay future quarterly dividends. While the Company intends to pay quarterly dividends, payment of any future dividend is contingent upon the Company's continued compliance with all terms and conditions of the Amended and Restated Credit Agreement with its primary bank. No assurance can be given that the Company will continue to comply with this Agreement in order to pay dividends in future periods. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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